Worldstar Energy to Acquire Mongolian Mineral Interests

2007-02-11 14:54 ET - News Release

VANCOUVER, BRITISH COLUMBIA -- (MARKET WIRE) -- 02/11/07

Worldstar Energy Corporation (OTCBB: WSTR) announces that it has entered into a Share Purchase Agreement with Jewel Star Group Limited, a BVI corporation controlled by Chinese businessman, Thai Seng ("Richard") Tay, whereby Worldstar will acquire Jewel Star's subsidiary, National Base Investment Ltd, which will indirectly hold an approximately 51% interest in 50 mineral licenses in Mongolia. The Licenses cover an aggregate of some 817,000 hectares (8,200 square kilometers) of lands believed to be prospective for base and precious minerals. The consideration payable is 30 million Worldstar common shares having an agreed value of US$0.25 per share plus the payment of $1.3 million in cash to Jewel Star and the agreement of Worldstar to lend another $3.7 million to a 51% subsidiary in order to discharge its liabilities in connection with acquiring the Licenses. A further 22 Million Worldstar common shares will be issued by way of private placement in conjunction with the transaction to a group of overseas investors in order to raise US$5.5 million to fund the cash portion of the transactions and to provide approximately $500,000 of working capital. A 10% finder's fee will be paid in shares on the private placement. Mr. Tay has now become WordStar's Chief Executive Officer and a director, and Mr. Michael Kinley will continue as CFO and a director.

The Licenses cover numerous mineral occurrences which were originally documented during the Soviet era ("SE") in the 1960s and 1970s and subsequently by others into the late 1990s. The Licenses are currently being organized into a portfolio and exploration targets prioritized. Future exploration work will be aimed at further delineating and expanding the known mineralization on these Licenses. As well, prospecting work and data base reviews of the other historical work will be undertaken.

National Base owns 98% of Bulgan Gold Investment Ltd., a Hong Kong corporation which in turn owns 52% of another Hong Kong company Bulgan Gold (HK) Limited which owns 100% of Bulgan Gold LLC a newly formed Mongolian corporation ("Bulgan Mongolia"). Bulgan Mongolia owns 100% of the Licenses. The other 48% of Bulgan Gold (HK) shares are owned by Mr. Hady Hartanto (18%), a Hong Kong businessman and Mr. Radnaabazar Bazar (30%), a Mongolian businessman. It is intended that Worldstar will raise additional funding to finance the activities of Bulgan Mongolia on debt and loan terms to be agreed by Worldstar and Messrs Hady and Radnaabazar.

Closing of the Share Purchase Agreement is subject to completion of Worldstar's ongoing due diligence, completion of the private placement and preparation of required geological reports, financial statements, professional opinions as well as the 8k disclosure document. Prior to completion of the transactions, Bulgan Mongolia is expected to retain certain geologists and technical employees in including chief geologist Mr. Chuluunbat Dash, who has 37 years experience in the region working with SE exploration teams and two

Chinese-educated geologists, Prof. Dr Zhang Peiqiang and Senior Geologist Zou Jianping, each of whom have over 20 years experience in Asian exploration programs.

Upon completion of the transactions, Worldstar will be seeking additional financing to commence summer 2007 exploration programs. Completion of the Share Purchase Agreement and related transactions is targeted for end of February, 2007.

On Behalf of Worldstar

Michael Kinley, Director

No regulatory authority has either approved or disapproved of the contents of the news release.

Information for US Persons and Forward Looking Information

The securities referred to herein will not be offered nor issued to US Persons and this information is not intended to constitute an offer of securities for sale in the United States. The securities referred to have not been, and will not be, registered under the Securities Act of 1933 and they were not be eligible for resale in the United States except pursuant to exemptions from registration.

This release includes certain statements that may be deemed "forward-looking statements" in that until definitive agreements are executed and required documentation received, there can be no certainty that the acquisition and financing transactions described above will complete as described, in some other manner or at all. The results of ongoing due diligence reviews, developments in international financial markets and other geopolitical events as well as other factors may intervene to prevent closing of the transactions. For more information on the Company, and the risk factor inherent to its business, Investors should review the Company's annual Form 10SB filing with the United States Securities and Exchange Commission.

Contacts:
WorldStar Energy, Corp.
Michael Kinley
(604) 434-5256
(604) 434-5488 (FAX)